FORM OF

SSgA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

June 19, 2014

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between State Street Bank and Trust Company and SSgA Funds Management, Inc. dated February 1, 2011 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the following new share classes as presented in the following chart (“New Money Fund Share Classes”):

Funds	New Share Classes
State Street Institutional Liquid Reserves Fund	Institutional, Investor, Administration

State Street Institutional U.S. Government Money Market Fund	Institutional, Investor, Administration, Class G

State Street Institutional Treasury Money Market Fund	Institutional, Investor, Administration

State Street Institutional Treasury Plus Money Market Fund	Institutional, Investor, Administration

State Street Institutional Tax Free Money Market Fund	Institutional, Investor, Administration

Additionally, the Trust is renaming the existing class of the State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Institutional U.S. Government Money Market Fund and State Street Institutional Tax Free Money Market Fund Money Market Funds as presented in the following chart:

New Name	Old Name
Premier	Institutional

We request that you act as the Sub-Administrator for the New Money Fund Share Classes under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

SSgA Funds Management, Inc.

By:

Accepted:

State Street Bank and Trust Company

By: